Exhibit 10.3

100 Sunnyside Blvd., Ste. B, Woodbury, NY 11797 • Phone (516) 677-0200 • Fax (516) 714-1200 • Internet www.veeco.com

February 24, 2005

Richard Wissenbach

Dear Richard,

I am pleased to confirm our offer to join Veeco Instruments as Senior VP/General Manager for Compound Semiconductor reporting to Don Kania, President.   The following summarizes the terms of our offer:

•                  Your bi-weekly salary will be $11,538.46.  This equates to an annual salary rate of $ 300,000.00.

•                  You will be eligible to participate in an annual bonus program that, based upon Company goals, may provide you with a bonus target payout of fifty (50) % of your annual salary in accordance with the Board approved Management Bonus Plan.  Amounts payable under this plan for your first year with Veeco will be pro-rated based on your actual start date

•                  You will be recommended to receive stock options to purchase 60,000 shares of Veeco stock, currently traded on NASDAQ, in accordance with a Board approved Stock Option Plan.

•                  You will be eligible for relocation assistance to move you and your family from Lexington, MA to the Somerset, N.J. area.   In connection with your relocation, Veeco will reimburse you for any eligible expenses incurred during your relocation up to twenty-five thousand dollars ($25,000) exclusive of the tax “gross-up” and home sale and purchase costs in accordance with the attached Relocation Program outline.  All relocation activities must be coordinated through SIRVA Relocation to be eligible for this benefit.  Relocation to the Somerset area must be completed no later than one year from the above effective date. Please note the following exception to the Relocation Program: Veeco Instruments will reimburse you for reasonable rental housing costs for one (1) year from date of acceptance. If you voluntarily terminate employment or are terminated for cause prior to the expiration of a two-year period, you must repay, on a prorated basis, all relocation expenses previously reimbursed or paid by the Company, including all Home Sale Assistance costs.

•                  In the event your employment is terminated by Veeco without cause within two years of your hire date, Veeco will pay you 12 months severance in the form of a salary continuation benefit based on your annual base salary in effect immediately prior to such termination, less applicable deductions.  Receipt of this salary continuation benefit is conditioned on your execution (without revocation) of a general release of claims in a form satisfactory to Veeco, including non-competition and non-solicitation provisions for the duration of the period during which the salary continuation benefit is payable.

•                  In addition, in the event that a “Change of Control” (as defined below) occurs at Veeco within two years of your hire date, any employee stock options which are held by you as of the date of such Change of Control that were not vested as of such date shall become immediately and fully vested as of such date.  As used herein, “Change of Control” shall mean: (a) any person or group of persons becomes the beneficial owner of securities representing 50 percent or more of Veeco’s outstanding voting securities, or (b) the approval by Veeco’s stockholders of one of the following: (i) Any merger or statutory plan of exchange (“Merger”) in which Veeco would not be the surviving corporation or pursuant to which Veeco’s voting securities would be converted into cash, securities or other property, other than a Merger in which the holders of Veeco’s voting securities immediately prior to the Merger have the same proportionate ownership of voting securities of the surviving corporation after the Merger; (ii) Any Merger in which the holders of outstanding voting securities of Veeco prior to such Merger will not, in the aggregate, own a majority of the outstanding voting securities of the combined entity after such Merger; or (iii) Any sale or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Veeco’s assets or the adoption of any plan or proposal for Veeco’s liquidation or dissolution.

•                  In your job capacity of Senior VP/General Manager for Compound Semiconductor, you will receive a car allowance of $700 per month that equates to an annual value of $8,400.

•                  Veeco offers a comprehensive benefit program, which is summarized in the enclosed “Total Benefit Solutions” brochure. Please refer to Page 1 to determine the effective date of each benefit program.  You will be eligible to enroll in the company’s pre-tax 401(k) savings plan on the first day of the calendar quarter after you commence employment. The savings plan also allows for rollover contributions from a previous employer’s qualified savings plan. These benefits will be communicated to you in detail upon joining Veeco.

•                  This position provides eligibility for three (3) weeks of vacation, which will be earned at a rate of ten (10) hours for each calendar month worked.  The accrual period runs from January 1st through December 31st.

•                  Our company promotes a policy of maintaining a “drug free work environment” and in that regard we have a drug screening program for job applicants and our employees.  Enclosed is the information regarding the drug screening with a listing of the various testing facilities and the Fair Crediting Reporting Act Disclosure and Authorization Statement, which must be completed and returned to Human Resources no later than the expiration of this offer.  As discussed, refusal to consent to this testing, falsification of a test or positive test results will result in denial of employment. Additionally our offer is contingent on a favorable reference and background check.  The drug screening should be completed no later than 2 business days from the date of your acceptance of this position.

•                  This offer of employment is also contingent upon favorable background and reference checks including approved technology clearance for Veeco products, information and processes in compliance with U.S. Export Administration Regulations (EAR). Until that technology clearance is received, you will only have exposure to unrestricted products, technology and facilities during your initial employment.

•                  Veeco is required by the Federal Immigration laws to verify the identity and legal ability to work of all individuals employed by the Company.  On your first day of work, please bring with you proof of your eligibility to legally work in the United States.  Such proof may consist of a birth certificate, or a resident registration card, or a valid U.S. passport, or a driver’s license and Social Security Card or other identification.

•                  Trust and confidentiality are an important part of the position we are offering to you.  Consequently, as a condition of employment, it will be necessary for you to sign an Employee Confidentiality Agreement upon commencing employment with Veeco.  This agreement assures that everyone has a common understanding concerning their responsibilities in this matter.

•                  As with all of our employees, your employment is at will and may be terminated at any time by you or by Veeco.

Please be advised that this letter constitutes all the terms of Veeco Instrument’s offer of employment and supersedes all previous communications.  The terms of this offer can only be changed in writing and must be signed by both the employee and an appropriate representative of Veeco.

This offer will expire on March 2, 2005.  Kindly indicate your acceptance by signing and returning a copy of this letter to my attention prior to such time and please indicate the date on which you’d be available to start.

Richard, we look forward to your joining Veeco at a most exciting time in the growth of the company.  Should you have any questions regarding the above items, please contact me at 516-677-0200 extension 1208.

Sincerely,

/s/ Janice Halinar

Janice Halinar
Human Resources Generalist

I accept employment with Veeco on the terms outlined above.  I understand that if any of the information that I have provided to Veeco Instruments is false, I shall be subject to dismissal.

Accepted:

Signature:	/s/ Richard Wissenbach	Dated	2/26/05	Starting Date: March 7, 2005